Exhibit 1
Japan
This description of Japan is dated September 2, 2010 and appears as Exhibit 1 to Japan’s Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2010.

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF OR GUARANTEED BY JAPAN.
TABLE OF CONTENTS

GENERAL	4
Area and Population	4
Government	4
Political Parties	4
International Organizations	5
THE ECONOMY	6
General	6
Economic Policies	6
Gross Domestic Product and National Income	8
Industry	10
Energy	10
Price Indices	11
Labor	12
FOREIGN TRADE AND BALANCE OF PAYMENTS	13
Foreign Trade	13
Balance of Payments	16
Official Foreign Exchange Reserves	17
Foreign Exchange Rates	17
FINANCIAL SYSTEM	18
The Bank of Japan and Monetary Policy	18
Government Financial Institutions	18
Private Financial Institutions	19
GOVERNMENT FINANCE	19
Revenues, Expenditures and Budgets	19
Tax Structure	25
Fiscal Investment and Loan Program (“Zaito”)	25
DEBT RECORD	26
JAPAN PUBLIC DEBT	26
INTERNAL DEBT	27
Direct Debt of the Japanese Government	27
Debt Guaranteed by the Japanese Government	29
EXTERNAL DEBT	30
Debt Guaranteed by the Japanese Government	30
SUBSCRIPTIONS TO INTERNATIONAL FINANCIAL ORGANIZATIONS	31

FURTHER INFORMATION
This document appears as an exhibit to Japan’s Annual Report filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form 18-K for the fiscal year ended March 31, 2010. Additional information with respect to Japan is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments may be inspected and copied at the public reference room maintained by the Commission at: 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the public reference room can be obtained by calling the Commission at 1-800-SEC-0330. The Annual Report and its exhibits and amendments are also available through the Commission’s Internet website at http://www.sec.gov.
In this document all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on August 27, 2010, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was ¥84.66=$1.00, and the noon buying rate on August 20, 2010 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was ¥ 85.63 =$1.00. See “Foreign Trade and Balance of Payments — Foreign Exchange Rates”.
References herein to Japanese fiscal years (“JFYs”) are to 12-month periods commencing in each case on April 1 of the year indicated and ending on March 31 of the following year. References to years not specified as being JFYs are to calendar years.

Japan
GENERAL
Area and Population
Japan, an archipelago in the western Pacific, consists of four main islands (Hokkaido, Honshu, Kyushu and Shikoku) which are mostly mountainous located in the same approximate range of latitude as the east coast of the United States north of Florida. The total area of Japan is approximately 146,000 square miles, which is slightly less than that of California and about 4% of the United States. It is bordered by the Sea of Japan to the west and north, and by the Pacific Ocean to the east and south.
Japan has a total population of approximately 127.4 million (estimated as of August 1, 2010). It has one of the highest population densities in the world and approximately 23% of its people (estimated as of October 1, 2009) are concentrated in three metropolitan areas (Tokyo, Osaka and Nagoya). Japan’s average annual rate of population increase during the years 2005-2009 showed a negative growth rate of 0.04%. Japan’s population decreased 0.14% during the 12 months ended October 1, 2009.
Government
The legislative power in Japan is vested in the Diet, which currently consists of a House of Representatives having 480 members and a House of Councillors having 242 members. Members of both houses are elected by direct universal suffrage, except that some members of each house are elected by proportional representation. The power of the House of Representatives is superior to that of the House of Councillors in respect of approving certain matters including the national budget and electing the Prime Minister.
The executive power is vested in the Cabinet consisting of a Prime Minister, elected by the Diet from among its members, and other Ministers appointed by the Prime Minister, a majority of whom must be members of the Diet. The judicial power is vested in the Supreme Court and such lower courts as are established by law.
Japan’s 47 prefectures, and its cities, towns and villages, have a certain degree of local autonomy through popularly elected legislative bodies and chief executives. The central government exercises its influence on local governments indirectly through financial aid and prescribing standards of local administration.
Political Parties
Members of the House of Representatives are elected for four-year terms unless the House of Representatives is dissolved prior to expiration of their terms. The House of Representatives was dissolved on July 21, 2009 and an election was held on August 30, 2009. Three-hundred members were elected from single-member districts and 180 members were elected through a proportional representation process from 11 regional districts. The House of Councillors currently consists of 242 members who are elected for six-year terms with one-half of the membership being elected every three years. In an election in July 2010, 121 members were elected, of which 48 members were elected through a proportional representation system and 73 members were elected from 47 districts that correspond to the 47 prefectures of Japan. Currently, the House of Councillors consists of 121 members whose term expires in July 2013 and 121 members whose term expires in July 2016.

The following tables set forth the membership by political party of the House of Representatives as of June 17, 2010 and the House of Councillors as of August 8, 2010.

House of
Representatives
Democratic Party of Japan and Club of Independents	307
Liberal Democratic Party	116
New Komeito	21
Japanese Communist Party	9
Social Democratic Party	7
Your Party	5
The People’s New Party, New Party Nippon	4
The Sunrise Party of Japan	3
Group for upholding the interest and life of the nation	2
Independents	4
Vacancies	2

Total	480

Source:	House of Representatives.

House of
Councillors
The Democratic Party and The Shin-Ryokufukai	106
Liberal Democratic Party	83
New Komeito	19
Your Party	11
Japanese Communist Party	6
The Sunrise Party of Japan and New Renaissance Party	5
Social Democratic Party	4
The People’s New Party	3
Independents	5
Vacancies	0

Total	242

Source:	House of Councillors.
International Organizations
Japan is a member of the United Nations and other international organizations, including the International Monetary Fund, International Bank for Reconstruction and Development, International Development Association, International Finance Corporation, International Fund for Agricultural Development, Multilateral Investment Fund, Multilateral Investment Guarantee Agency, Asian Development Bank, African Development Bank, African Development Fund, European Bank for Reconstruction and Development, Inter-American Development Bank and Inter-American Investment Corporation. See “Subscriptions to International Financial Organizations”.

THE ECONOMY
General
Japan has a highly advanced and diversified economy, which has developed in response to changing conditions in Japan and the world. During the era of high economic growth in the 1960s and the early 1970s, the expansion was based on the development of heavy industries consuming large quantities of resources. During the 1980s, there was rapid growth in high value-added industries, such as electronics and precision instruments, which employ high level technology and consume relatively low quantities of resources. The service sector of the economy grew significantly during the 1980s and 1990s.
Following the period of economic expansion from 2002 to 2007, the Japanese economy began to deteriorate, reflecting the weakening of the global economy as a result of such factors as the subprime loan crisis in the United States and increases in the prices of energy and raw materials. Throughout JFY 2008, the global economy continued to worsen, as the collapse of several major financial institutions in the United States and other factors contributed to a credit tightening, volatility in stock, currency and other markets, loss of consumer confidence and decrease in business and industrial activities on a global basis. The Japanese economy was also adversely affected by these factors, especially as Japan’s export sector was hit by the decline in global demand and appreciation of the yen against other major currencies. In November 2008, the Japanese government announced that Japan had entered a recession. The Japanese Economy in JFY 2009 was picked up, despite a difficult situation such as unemployment rate remaining at a high level. The GDP growth rate at constant prices (real GDP growth) in JFY 2009 was improved from the previous year but to remain at minus 1.9%, because the initial level for growth was extremely low. The GDP growth rate at current prices (nominal GDP growth), which more directly reflects people’s sentiment toward the economy, declined by 3.6%, showing a sharp decline for the second consecutive year.
In JFY 2010, the Japanese economy is expected to recover moderately, with the Countermeasures and other measures included in the JFY 2010 budget to financially assist households expected prop up private demand. The world economy is also anticipated to recover moderately. As future risks, we should consider a deterioration of the employment situation, a slump in demand due to deflationary pressure, a slowdown in oversea economy, and exchange rate movements.
Economic Policies
The government, based on the “Fiscal Management Strategy” adopted in a Cabinet meeting held in June 2010, will make steady progress toward fiscal consolidation. In this regard, in addition to the eradication of wasteful spendings and budget formulation to realize economic growth, it is indispensable to carry out comprehensive reforms of taxes, and the government will formulate an overall picture of a future tax system. To achieve the fiscal consolidation targets, the government will ensure necessary revenues.
Concrete fiscal consolidation targets are as stated below:
1. Flow Targets
(1)	For the national and local governments primary balance
•	The deficit ratio to GDP shall be halved from the ratio in JFY 2010 by JFY 2015 at the latest; and

•	The surplus shall be achieved by JFY 2020 at the latest.
(2)	For the national government primary balance, the same targets as above shall be set.

(3)	In and after JFY 2021, efforts for fiscal consolidation shall be continued.
2. Stock Target
In and after JFY 2021, a stable reduction in the ratio of public debt to GDP for both national and local governments shall be maintained.

In addition, with respect to the budget for JFY 2011, as provided in the Fiscal Management Strategy, the government will make every effort to ensure that the amount of government bonds newly issued in JFY 2011 does not exceed the level in the JFY 2010 budget (about 44 trillion yen). Therefore, a great deal of effort will be made in the areas of both revenue and expenditure.
Further, the government will summon all its strength to bring deflation to an end in cooperation with the Bank of Japan. The government aims at a nominal growth rate of over 3% and a real growth rate of over 2% (average of the rates until JFY 2020) by implementing the New Growth Strategy integrated with the Fiscal Management Strategy.
Specifically, the government will generate new demands by creating new markets and employment in growth areas such as (1) Environment and Energy areas, (2) Medical, Care-giving and Health areas, (3) Asia-related areas, (4) Tourism and Local Revitalization areas, (5) Science and Technology and IT areas, (6) Employment and Human Resources areas and (7) Financial Services areas in order to get the Japanese economy back on track toward recovery.
Concerning the Japan’s fiscal consolidation plan, at the G20 Toronto Summit in June 2010, it was announced that each country would welcome.

Gross Domestic Product and National Income
The following table sets forth information pertaining to Japan’s gross domestic product for JFY 2005 through JFY 2009.
Gross Domestic Product

						Percentage
						of JFY
	JFY	JFY	JFY	JFY	JFY	2009
	2005	2006	2007	2008	2009	GDP
	(yen amounts in billions)
Total Consumption
Private sectors	¥287,272	¥290,331	¥293,494	¥288,114	¥283,398	59.5%
Public sectors	90,579	90,945	92,894	93,555	93,898	19.7

	377,851	381,277	386,388	381,669	377,296	79.2

Total Gross Capital Formation
Private sectors
Producers’ Durable Equipment	75,901	79,826	81,339	76,761	62,662	13.2
Residential Construction	18,387	18,750	16,603	16,404	12,853	2.7
Public sectors	22,994	21,232	20,344	19,628	20,415	4.3

	117,282	119,809	118,285	112,793	95,930	20.1

Additions to Business Inventories
Private sectors	1,302	2,528	2,686	1,390	(1,092)	-0.2
Public sectors	251	191	281	245	204	0.0

	1,553	2,719	2,967	1,635	(888)	-0.2

Net Exports of Goods and Services	6,502	7,134	8,004	(1,916)	4,028	0.8

Nominal Gross Domestic Expenditures	¥503,187	¥510,938	¥515,645	¥494,182	¥476,367	100.0%

Real Gross Domestic Expenditures (a)	¥540,025	¥552,474	¥562,344	¥541,340	¥531,101

Surplus of the Nation on Current Account
Exports of Goods and Services and Other Receipts from Abroad	19,164	22,700	26,630	23,092	18,051
Less: Imports of Goods and Services and Other Payments Abroad	(5,960)	(7,702)	(9,021)	(7,794)	(5,249)

	13,204	14,999	17,610	15,298	12,801

Gross National Income	¥516,391	¥525,936	¥533,254	¥509,480	¥489,168
Percentage Changes of GDP from Previous Year
At Nominal Prices	0.9%	1.5%	0.9%	-4.2%	-3.6%
At Real Prices (a)	2.3	2.3	1.8	-3.7	-1.9
Deflator	-1.3	-0.7	-0.9	-0.4	-1.7

(a)	Real prices are based on calendar year 2000.

Source:	Economic and Social Research Institute, Cabinet Office.

The following table sets forth information pertaining to Japan’s gross domestic product, as seasonally adjusted, for each of the eight quarters ended June 30, 2010.
Quarterly Gross Domestic Product(a)

	JFY 2008			JFY 2009				JFY 2010
	Second	Third	Fourth	First	Second	Third	Fourth	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Nominal Gross Domestic Expenditures (b)	¥500,745	¥495,168	¥473,162	¥475,886	¥473,011	¥474,928	¥481,490	¥476,926

Real Gross Domestic Expenditures (b)(c)	¥553,575	¥539,179	¥515,206	¥528,078	¥526,694	¥531,960	¥537,754	¥538,294

Percentage Changes of GDP from the Previous Quarter At Nominal Prices (d)	-1.7%	-1.1%	-4.4%	0.6%	-0.6%	0.4%	1.4%	-0.9%
At Real Prices (c)(d)	-1.4	-2.6	-4.4	2.5	-0.3	1.0	1.1	0.1
Deflator(d)	-0.3	1.5	0.0	-1.9	-0.3	-0.6	0.3	-1.0

(a)	Quarterly GDP financial data are subject to change.

(b)	Numbers are based on seasonally-adjusted GDP figures.

(c)	Real prices are based on calendar year 2000.

(d)	Percentage changes are based on seasonally-adjusted GDP figures.

Source:	Economic and Social Research Institute, Cabinet Office.
The following table sets forth national income for calendar year 2004 through calendar year 2008.
National Income

	2004	2005	2006	2007	2008
	(yen amounts in billions)

Domestic Factor Income	¥350,779	¥356,622	¥356,291	¥361,666	¥347,644
Net Income from Abroad	9,620	11,849	14,418	17,238	16,748

National Income at Factor Cost	¥360,399	¥368,471	¥370,709	¥378,904	¥364,392

Percentage Changes of Income at Factor Cost from Previous Year	1.0%	2.2%	0.6%	2.2%	-3.8%

Source:	Economic and Social Research Institute, Cabinet Office.

Industry
The following table sets forth the proportion of gross domestic product contributed by major industrial sectors of the economy for calendar year 2004 through calendar year 2008.
GDP by Industrial Sectors (at nominal prices)

	2004	2005	2006	2007	2008
Industry
Agriculture, Forestry and Fisheries	1.6%	1.5%	1.5%	1.4%	1.5%
Mining	0.1	0.1	0.1	0.1	0.1
Manufacturing	21.2	21.5	21.2	21.2	19.9
Construction	6.6	6.4	6.3	6.1	6.1
Electric Power Generation, Gas and Water	2.6	2.4	2.3	2.0	1.8
Wholesale and Retail Trade	13.6	13.8	13.4	13.6	13.8
Finance and Insurance	6.8	7.0	6.9	6.7	5.8
Real Estate	12.0	12.0	11.9	11.9	12.2
Transportation and Communication	6.9	6.7	6.6	6.6	6.7
Services	21.1	21.5	21.8	22.1	22.6

Total	92.4	92.7	92.1	91.5	90.4
Public Services
Electric Power Generation, Gas and Water	1.0	1.0	1.0	1.0	1.1
Services	2.7	2.7	2.6	2.6	2.6
Public Administration	5.7	5.7	5.7	5.7	5.9

Total	9.4	9.4	9.3	9.3	9.5
Non-Profit Services	2.0	2.0	2.1	2.1	2.1

Total	103.7%	104.1%	103.5%	102.9%	102.1%

Source:	Economic and Social Research Institute, Cabinet Office, Annual Report on National Accounts.
Energy
The following table sets forth the total amounts of primary energy supplied and the percentages supplied by different sources for JFY 2004 through JFY 2008.

	Total Primary
	Energy Supplied	Sources of Primary Energy Supplied
JFY	(peta-joule)	Oil	Coal	Nuclear	Natural Gas	Other
2004	23,664	48.1	21.4	10.5	13.9	6.1
2005	23,784	48.9	20.3	11.3	13.8	5.6
2006	23,773	47.0	20.5	11.2	15.1	6.1
2007	23,855	47.0	21.3	9.7	16.3	5.7
2008	23,219	46.4	21.4	9.7	16.7	5.8

Source:	Agency for Natural Resources and Energy, Ministry of Economy, Trade and Industry, Report on Energy Supply and Demand.
The table below sets forth information regarding crude oil imports for JFY 2005 through JFY 2009.

	JFY	JFY	JFY	JFY	JFY
	2005	2006	2007	2008	2009
Volume of imports (thousand kilo-liters per day)	689	667	666	637	583
Cost of imports (c.i.f. in billions of yen)	¥9,989	¥11,364	¥13,693	¥13,640	¥8,587
Average price (c.i.f. in yen kilo-liters)	¥39,736	¥46,659	¥56,335	¥58,542	¥40,373

Source:	Customs and Tariff Bureau, Ministry of Finance.

Japan has historically depended on oil for most of its energy requirements and almost all its oil is imported, mostly from the Middle East. Oil price movements thus have a major impact on the domestic economy. Recently, as the demand for oil in emerging economies such as China and India has expanded and the geopolitical tension in the Middle East worsened, crude oil prices increased significantly.
Japan has worked to reduce its dependence on oil by encouraging energy conservation and the use of alternative fuels. In addition, a restructuring of industry, with emphasis shifting from primary industries to processing and assembly type industries and from manufacturing industry to service industry, has also contributed to the reduction of oil consumption.
The following table sets forth information relating to total electric power generating capacity and electric power generation for JFY 2004 through JFY 2008.

	JFY	JFY	JFY	JFY	JFY
	2004	2005	2006	2007	2008
	(megawatts)
Electric power generating capacity (a):
Fossil Fuel	177,472	175,779	176,350	176,412	179,324
Nuclear	47,122	49,580	49,467	49,467	47,935
Hydro-electric	46,803	47,357	47,375	47,637	47,949
Other	1,304	1,467	1,796	2,072	2,302

Total	272,701	274,183	274,988	275,588	277,511

	(gigawatt-hour)
Electric power generation:
Fossil Fuel	747,069	761,841	755,084	841,289	798,930
Nuclear	282,442	304,755	303,426	263,832	258,128
Hydro-electric	103,147	86,350	97,340	84,234	83,504
Other	4,683	4,981	5,260	5,676	5,708

Total	1,137,341	1,157,926	1,161,110	1,195,032	1,146,269

(a)	At the end of fiscal year — March 31.

Source:	Handbook of Electric Power Industry, Agency for Natural Resources and Energy, Ministry of Economy, Trade and Industry.
Price Indices
The table below sets forth information concerning changes in Japan’s wholesale and consumer price indices for the periods indicated.

	Corporate Goods		Consumer Price
	Price Index(a)		Index(b)
		Annual		Annual
	Index(c)	% Change	Index	% Change

2005	100.0	1.6	100.0	-0.3
2006	102.2	2.2	100.3	0.3
2007	104.0	1.8	100.3	0.0
2008	108.7	4.5	101.7	1.4
2009	103.0	-5.2	100.3	-1.4

(a)	All commodities. Calendar year 2005=100. Source: Domestic Corporate Goods Price Index, Bank of Japan.

(b)	General index. Calendar year 2005=100. Source: Consumer Price Index, Statistics Bureau, Ministry of Internal Affairs and Communications.

(c)	Indices are calculated using the monthly averages.

Labor
The number of employees had been on an upward trend from 2004 to 2007, but has decreased since 2008. In 2008, the average employment was estimated at 63.9 million, of which 26.4% were employed in mining, manufacturing and construction, 4.2% were employed in agriculture, forestry and fisheries, and 69.4% in services and other sectors. In 2009, the average employment was estimated at 62.8 million, of which 25.4% were employed in mining, manufacturing and construction, 4.2% were employed in agriculture, forestry and fisheries, and 70.5% were employed in services and other sectors. The unemployment rate (seasonally adjusted) in Japan gradually decreased from 2003 to 2007, but has gradually increased since 2008. It ranged between 4.2% and 5.6% during 2009. The unemployment rate was 5.0% for March, 5.1% for April, 5.2% for May and 5.3% for June, the most recent four months for which statistics are available.
The table below sets forth information regarding wage index (total cash earnings (nominal)) and industrial production index (manufacturing and mining) for the periods indicated.

			Industrial
	Wage Index(a)		Production Index(b)
		Annual		Annual
	Index	% Change	Index	% Change

2005	100.0	0.6	100.0	1.3
2006	100.2	0.3	104.5	4.5
2007	99.2	-1.0	107.4	2.8
2008	98.9	-0.3	103.8	-3.4
2009	95.1	-3.8	81.1	-21.9

(a)	Calendar year 2005=100. Source: Monthly Labour Survey, Ministry of Health, Labour and Welfare.

(b)	Calendar year 2005=100. Source: Ministry of Economy, Trade and Industry.

(c)	Indices are calculated using the monthly averages.

FOREIGN TRADE AND BALANCE OF PAYMENTS
Foreign Trade
Japan is one of the leading trading nations of the world, ranking fourth to China, Germany and the United States in merchandise exports and ranking fifth to the United States, China, Germany and France in merchandise imports among the IMF member countries in 2009.
The trade surplus decreased from ¥8,707 billion in 2005 to ¥2,671 billion in 2009 as exports decreased. However, imports decreased more than exports in 2009, and as a result of this, trade surplus slightly increased to ¥2,671 billion compared to ¥2,063 billion in the previous year.
The following tables set forth information relating to foreign trade for the years indicated. In these tables exports are stated on an f.o.b. basis and imports on a c.i.f. basis. Monetary figures are based on actual movements of goods as calculated by the Ministry of Finance. (This method of computation differs from that used in calculating balance of payments, in which both exports and imports are stated on an f.o.b. basis.)
Foreign Trade of Japan

							Terms of
	Value Index(a)		Quantum Index(a)		Unit Value(a) Index		Trade(b)
	Exports	Imports	Exports	Imports	Exports	Imports	Index
2005	100.0	100.0	100.0	100.0	100.0	100.0	100.0
2006	114.6	118.3	107.7	103.8	106.4	113.9	93.4
2007	127.8	128.4	112.9	103.7	113.2	123.9	91.4
2008	123.4	138.6	111.2	103.0	111.0	134.6	82.5
2009	82.5	90.4	81.6	88.2	101.1	102.5	98.6

(a)	Calendar year 2005=100.

(b)	Unit value index of exports divided by unit value index of imports, multiplied by 100.

Source:	Japan Tariff Association, Ministry of Finance.

Composition of Japan’s Exports and Imports

	2005		2006		2007		2008		2009
	(yen amounts in billions)

JAPAN’S EXPORTS
Textile Products	¥919	1.4%	¥978	1.3%	¥1,033	1.2%	¥941	1.2%	¥715	1.3%
Metals and Metal Products	4,770	7.3	5,783	7.7	6,719	8.0	7,152	8.8	4,725	8.7
Machinery and Equipment:
Ships	1,255	1.9	1,586	2.1	1,751	2.1	1,995	2.5	2,018	3.7
Motor Vehicles	9,929	15.1	12,300	16.3	14,317	17.1	13,736	17.0	6,693	12.4
TV and Radio Receivers	489	0.7	435	0.6	291	0.3	216	0.3	104	0.2
Motorcycles	674	1.0	745	1.0	739	0.9	597	0.7	296	0.5
Scientific and Optical Instruments	2,478	3.8	2,469	3.3	2,090	2.5	2,024	2.5	1,578	2.9
Other	30,855	47.0	34,159	45.4	37,424	44.6	34,916	43.1	23,247	42.9

Total Machinery and Equipment	45,679	69.6	51,694	68.7	56,614	67.5	53,484	66.0	33,936	62.6
Chemicals	5,848	8.9	6,794	9.0	7,745	9.2	7,269	9.0	5,780	10.7
Foods and Beverages	319	0.5	358	0.5	417	0.5	403	0.5	366	0.7
Other Exports	8,121	12.4	9,639	12.8	11,403	13.6	11,768	14.5	8,650	16.0

Grand Total	¥65,657	100.0%	¥75,246	100.0%	¥83,931	100.0%	¥81,018	100.0%	¥54,171	100.0%

JAPAN’S IMPORTS
Foods and Beverages	¥5,559	9.8%	¥5,710	8.5%	¥6,041	8.3%	¥6,212	7.9%	¥4,999	9.7%
Raw Materials	3,505	6.2	4,733	7.0	5,670	7.8	5,538	7.0	3,395	6.6
Chemicals	4,321	7.6	4,909	7.3	5,471	7.5	5,737	7.3	4,583	8.9
Mineral Fuels:
Petroleum	8,823	15.5	11,535	17.1	12,279	16.8	16,262	20.6	7,564	14.7
Coal	1,513	2.7	1,612	2.4	1,740	2.4	3,051	3.9	2,057	4.0
Other	4,224	7.4	5,510	8.2	6,187	8.5	8,346	10.6	4,581	8.9

Total Mineral Fuel	14,560	25.6	18,657	27.7	20,206	27.6	27,658	35.0	14,202	27.6
Machinery and Equipment	16,815	29.5	19,206	28.5	20,239	27.7	18,736	23.7	13,518	26.2
Other Imports	12,190	21.4	14,129	21.0	15,508	21.2	15,072	19.1	10,803	21.0

Grand Total	¥56,949	100.0%	¥67,344	100.0%	¥73,136	100.0%	¥78,955	100.0%	¥51,499	100.0%

Source:	The Summary Report on Trade of Japan, Japan Tariff Association, Ministry of Finance.

Geographic Distribution of Japan’s Exports and Imports

	2005		2006		2007		2008		2009
	(yen amounts in billions)

JAPAN’S EXPORTS
Asia	¥31,796	48.4%	¥35,776	47.5%	¥40,400	48.1%	¥39,966	49.3%	¥29,338	54.2%
China	8,837	13.5	10,794	14.3	12,839	15.3	12,950	16.0	10,236	18.9
(Asia NIES)	15,958	24.3	17,469	23.2	18,796	22.4	17,885	22.1	12,717	23.5
(ASEAN)	8,340	12.7	8,875	11.8	10,241	12.2	10,726	13.2	7,499	13.8
Oceania	1,714	2.6	1,801	2.4	2,104	2.5	2,200	2.7	1,409	2.6
Australia	1,370	2.1	1,453	1.9	1,669	2.0	1,793	2.2	1,135	2.1
North America	15,777	24.0	18,092	24.0	18,135	21.6	15,331	18.9	9,456	17.5
U.S.A.	14,805	22.5	16,934	22.5	16,896	20.1	14,214	17.5	8,733	16.1
Canada	972	1.5	1,158	1.5	1,238	1.5	1,116	1.4	723	1.3
Central and South America	2,760	4.2	3,555	4.7	4,130	4.9	4,247	5.2	3,085	5.7
Western Europe	9,740	14.8	11,045	14.7	12,329	14.7	11,445	14.1	7,077	13.1
EU	9,652	14.7	10,912	14.5	12,398	14.8	11,430	14.1	6,749	12.5
Central and Eastern Europe, Russia etc.	1,133	1.7	1,643	2.2	2,389	2.8	2,932	3.6	905	1.7
Russia	495	0.8	821	1.1	1,265	1.5	1,714	2.1	307	0.6
Middle East	1,823	2.8	2,233	3.0	3,078	3.7	3,508	4.3	2,013	3.7
Africa	904	1.4	1,099	1.5	1,365	1.6	1,389	1.7	886	1.6

Total	¥65,657	100.0%	¥75,246	100.0%	¥83,931	100.0%	81,018	100.0%	54,171	100.0%

JAPAN’S IMPORTS
Asia	¥25,279	44.4%	¥29,360	43.6%	¥31,564	43.2%	¥32,034	40.6%	¥22,989	44.6%
China	11,975	21.0	13,784	20.5	15,035	20.6	14,830	18.8	11,436	22.2
(Asia NIES)	5,602	9.8	6,590	9.8	6,543	8.9	6,288	8.0	4,435	8.6
(ASEAN)	8,013	14.1	9,299	13.8	10,239	14.0	11,076	14.0	7,268	14.1
Oceania	3,098	5.4	3,691	5.5	4,189	5.7	5,378	6.8	3,542	6.9
Australia	2,706	4.8	3,248	4.8	3,673	5.0	4,922	6.2	3,242	6.3
North America	8,067	14.2	9,037	13.4	9,530	13.0	9,371	11.9	6,378	12.4
U.S.A.	7,074	12.4	7,911	11.7	8,349	11.4	8,040	10.2	5,512	10.7
Canada	985	1.7	1,118	1.7	1,174	1.6	1,323	1.7	858	1.7
Central and South America	1,767	3.1	2,373	3.5	2,842	3.9	2,863	3.6	1,878	3.6
Western Europe	7,056	12.4	7,581	11.3	8,299	11.3	7,999	10.1	6,137	11.9
EU	6,470	11.4	6,955	10.3	7,663	10.5	7,292	9.2	5,518	10.7
Central and Eastern Europe, Russia etc.	924	1.6	1,065	1.6	1,602	2.2	1,784	2.3	1,085	2.1
Russia	683	1.2	774	1.1	1,242	1.7	1,389	1.8	826	1.6
Middle East	9,664	17.0	12,692	18.8	13,370	18.3	17,351	22.0	8,640	16.8
Africa	1,092	1.9	1,541	2.3	1,736	2.4	2,172	2.8	849	1.6

Total	¥56,949	100.0%	¥67,344	100.0%	¥73,136	100.0%	¥78,955	100.0%	¥51,499	100.0%

Source:	The Summary Report on Trade of Japan, Japan Tariff Association, Ministry of Finance.

Balance of Payments
In 2005, the Current Account surplus decreased slightly to ¥18,259 billion, primarily due to a decrease in the Trade Balance surplus. In 2006, the Current Account surplus increased to ¥19,849 billion, primarily due to an increase in income and a decrease in the deficit in Services. In 2007, the Current Account surplus expanded to ¥24,794 billion due to a substantial increase in the Trade Balance. In 2008, the Current Account surplus significantly decreased to ¥16,380 due to a substantial decrease in the Balance on Goods and Services as well as Trade Balance. In 2009, the Current Account surplus further decreased to ¥13,287 billion due to a substantial decrease in exports and imports.
Balance of Payments of Japan

	2005	2006	2007	2008	2009
	(in billions)

Current Account	¥18,259	¥19,849	¥24,794	¥16,380	¥13,287
Balance on Goods and Services	7,693	7,346	9,825	1,890	2,125
Trade Balance	10,335	9,464	12,322	4,028	4,038
Exports (f.o.b.)	62,632	71,631	79,725	77,335	50,857
Imports (f.o.b.)	52,297	62,167	67,403	73,307	46,819
Services	(2,642)	(2,118)	(2,497)	(2,138)	(1,913)
Income	11,382	13,746	16,327	15,842	12,325
Current Transfers	(816)	(1,243)	(1,358)	(1,352)	(1,164)
Capital and Financial Account (a)	(14,007)	(12,467)	(22,538)	(18,390)	(12,645)
Balance on Financial Account	(13,458)	(11,913)	(22,065)	(17,831)	(12,179)
Assets	(13,550)	(7,499)	(31,752)	8,158	27,953
Liabilities	92	(4,414)	9,687	(25,989)	(40,133)
Capital Account	(549)	(553)	(473)	(558)	(465)
Changes in Reserve Assets (b)	(2,456)	(3,720)	(4,297)	(3,200)	(2,527)
Errors and Omissions	(1,796)	(3,663)	2,042	5,210	1884

(a)	Numbers in parentheses indicate outflows of capital resulting from either increases in assets or decreases in liabilities.

(b)	Parenthesis for change in Reserve Assets represents an increase in reserve assets.

Source:	Balance of Payments Monthly, Ministry of Finance.

Official Foreign Exchange Reserves
The following table shows the breakdown of Japan’s official foreign exchange reserves as of the end of the years indicated.
Official Foreign Exchange Reserves(a)

			IMF	Special
		Foreign	Reserve	Drawing
As of December 31,	Gold(b)	Exchange	Position	Rights	Total
	(in millions)

2005	12,621	828,813	2,878	2,585	846,897
2006	15,639	874,596	1,933	2,812	895,320
2007	20,580	947,987	1,395	3,034	973,365
2008	21,281	1,003,300	2,659	3,033	1,030,647
2009	27,161	996,552	4,313	20,968	1,049,397

(a)
The foreign exchange reserves, which are officially recorded in U.S. dollars by the Ministry of Finance, do not include: (i) net balance of bilateral accounts between the Bank of Japan and foreign central banks, and (ii) foreign exchange holdings of commercial banks.

(b)	Until 1999, gold was valued at SDR 35 per ounce. Since 2000, the valuation of gold has been changed to reflect marked-to-market values.

Source:	International Reserves/Foreign Currency Liquidity, Ministry of Finance.
Foreign Exchange Rates
The following table sets forth the high, low and average daily interbank rate for the U.S. dollar in the Tokyo foreign exchange market for the years indicated.

	2005	2006	2007	2008	2009
Average (Central Rate)	¥110.21	¥116.31	¥117.77	¥103.39	¥93.61
High	121.40	119.80	124.14	110.48	101.24
Low	101.87	109.02	107.29	87.19	84.82

Source:	Foreign Exchange, Bank of Japan.

FINANCIAL SYSTEM
The Bank of Japan and Monetary Policy
The Bank of Japan (“BOJ”), with 55% of its capital owned by the government, is the central bank and sole issuing bank, as well as the depository and fiscal agent for the government. As of August 20, 2010, the BOJ had total assets of ¥123,456 billion.
One of the missions of the BOJ is to contribute to the sound development of the national economy, through the pursuit of price stability. In order to fulfill this mission, the BOJ controls the overall volume of money in the economy and uncollateralized overnight call rate on a daily basis through market operations, along with monetary policy decided at the BOJ Policy Board Meetings. From March 2001 to March 2006, in order to fight deflation and revive Japanese economy, the BOJ had implemented the quantitative easing policy by conducting money market operations to adjust the outstanding balance of the current accounts at the BOJ. And in March 2006, the BOJ announced the exit from the quantitative easing policy and the return to monetary policy that targets policy interest rate (uncollateralized overnight call rate). At the same time, the BOJ decided to encourage the rate to remain at effectively zero percent. Then, the BOJ increased the policy interest rate to 0.25% in July 2006, and to 0.5% in February 2007. Since the fall of 2008, however, when the turmoil in global financial markets intensified, the BOJ implemented various monetary policy measures including reductions in the policy interest rate. It decreased the policy interest rate to 0.3% in October 2008, and further to 0.1% in December 2008, where it remains today.
The following table sets forth the principal economic indicators relating to monetary policy from 2005 through 2009.

						Loan and Bills Discounts
						Domestically Licensed
	Current	Monetary Base		Money Stock		Banks
	Account		Annual%		Annual%		Annual%
	Balances(a)	Total(b)	Change	Total(b)	Change	Total(b)	Change
	(yen amounts in billions)

2005	32,715	110,798	2.0	701,374	1.8	408,548	1.1
2006	17,222	96,098	-13.3	708,427	1.0	415,577	1.7
2007	8,684	88,631	-6.9	719,577	1.6	417,639	0.5
2008	8,166	88,762	0.2	734,583	2.1	436,848	4.6
2009	12,922	93,919	5.8	754,462	2.7	428,567	-1.9

(a)	Average amounts outstanding.

Source:	Bank of Japan Statistics, Bank of Japan.
Government Financial Institutions
The activities of private institutions are supplemented by a number of financial institutions under government supervision, the appointment of whose senior officials is subject to approval by the government and whose funds are supplied principally or partially by the government. Among these are Japan Finance Corporation (“JFC”), the successor to the functions of the international financial operations of Japan Bank for International Cooperation (“JBIC”), National Life Finance Corporation (“NLFC”), Japan Finance Corporation for Small and Medium Enterprise (“JASME”), and Agriculture, Forestry and Fisheries Finance Corporation (“AFC”), whose main purposes are to contribute to the sound development of Japan and the international economy and society and to the improvement of the quality of the national life. They also include The Shoko Chukin Bank (“SCB”), Japan Finance Organization for Municipalities (“JFM”) (the successor of the Japan Finance Corporation for Municipal Enterprises), The Government Housing Loan Corporation, and The Okinawa Development Finance Corporation (“ODFC”), whose purposes are to supplement private financing in their respective fields of activity, and Development Bank of Japan Inc. (“DBJ”) which was established on October 1, 2008 as the successor to Development Bank of Japan, and shall be privatized.
The central government has been steadily promoting reform of governmental financial institutions. The “Outline of Administrative Reforms” approved by the cabinet on December 1, 2000, requires that the businesses and organizational forms of all special public institutions, which include governmental financial institutions, undergo a thorough review. Pursuant to the Law Concerning Promotion of Administrative Reform to Realize a Streamlined and Efficient Government (the “Administrative Reform Promotion Law”), which was enacted on May 26, 2006, (1) the former Development Bank of Japan was succeeded to by DBJ as of October 1, 2008, which is currently wholly owned by the Japanese government and would be privatized, (2) the international financial operations of JBIC, together with the functions of NLFC, JASME, AFC were transferred to JFC as of October 1, 2008, with the functions of ODFC to be also transferred to JFC after 2012, and the overseas economic cooperation operations of JBIC were transferred to the Japan International Cooperation Agency, and (3) as of October 1, 2008, Japan Finance Corporation for Municipal Enterprises was succeeded by JFM, which is funded by local governments. Each of these measures was implemented through individual laws that were enacted in 2007, pursuant to which these successor institutions were formed on October 1, 2008.

With regard to (1) above, as originally enacted, the Development Bank of Japan Inc. Law (Law No. 85 of 2007), as amended (the “DBJ Law”), contemplated full privatization of DBJ over a period of five to seven years from its establishment on October 1, 2008. During that time period, the DBJ Law (as originally enacted) provided that the Japanese government would dispose of all of the common stock of DBJ that it currently owns (the “full privatization”), and that steps would be taken to abolish the DBJ Law promptly after the full privatization. On June 26, 2009, the Japanese Diet approved the Law for Partial Amendment of the Development Bank of Japan Inc. Law (Law No. 67 of 2009) (the “Amendment Law”), which, as part of the response to economic and financial crises promulgated by the Japanese government, enables the Japanese government to strengthen DBJ’s financial base through capital injections up to the end of March 2012. In addition, under the Amendment Law, the targeted timing for the full privatization of DBJ has been extended to approximately five to seven years from April 1, 2012. Further, the Amendment Law provides that the Japanese government is to review the organization of DBJ, including the Japanese government’s holding of the DBJ shares, by the end of fiscal year 2011, and until such time, the Japanese government will not be disposing of the DBJ shares it is holding.
Private Financial Institutions
According to the Financial Services Agency, the private banking system included five city banks, as of May 12, 2010, and 106 local banks (including the Saitama Resona Bank), as of May 10, 2010, whose business corresponds roughly to that of commercial banks in the United States, as well as four major trust banks.
There are also credit associations, credit cooperative associations, labor credit associations and the national federations of each of such associations, which are engaged mainly in making small business loans. Agricultural cooperatives, prefectural credit federations of such cooperatives and The Norinchukin Bank operate in the field of agricultural credit.
GOVERNMENT FINANCE
Revenues, Expenditures and Budgets
The responsibility for the preparation of the budget and the administration of government finances rests with the Ministry of Finance. The fiscal year commences on April 1, and the Cabinet usually submits the budget to the Diet for its decision in the preceding January. Supplementary budgets revising the original budget may be submitted to the Diet from time to time during the fiscal year.
The Japanese government’s JFY 2010 budget was formulated in accordance with “Basic Principles of Budget Formulation” (December 15, 2009 Cabinet Decision), which said the issuance of new financial resource bonds in JFY 2010 was capped at the JFY 2009 first revised budget level (around ¥44 trillion). The government endorsed “Fiscal Management Strategy” on June 22, 2010, and in its strategy the government set up the following targets for advancing fiscal consolidation.
•	Halving the primary deficit (of both central and local governments) in percent of GDP by JFY 2015 at latest.
•	Achieving a primary surplus (of both central and local governments) by JFY 2020 at latest.
•	Achieving stable reduction in the amount of public debt relative to GDP from JFY 2021.

The fiscal and financial operations of the government and its agencies are budgeted and recorded in the following three sets of accounts:
•	General Account. The general account is used primarily to record operations in basic areas of governmental activity.
•
Special Accounts. The accounts of the central government consist of the general account and special accounts. Special accounts can be set up to carry out specific projects, to manage specific funds, and for other purposes. Special accounts can be set up when the government (i) implements a specific program such as insurance and public works, (ii) possesses and manages special funds such as Fiscal Loan Program Funds and Foreign Exchange Funds, and (iii) uses a certain revenue to secure a special expenditure and thus needs to deal with such revenue and expenditure on a separate basis from the general revenue and expenditure such as Local Allocation and Local Transfer Tax and Government Bonds Consolidation Funds. As of April 1, 2010, the government has 18 special accounts.

•	Government-Affiliated Agencies. The government-affiliated agencies are government-owned corporations which consist of three financial corporations.
The settlement of accounts for revenues and expenditures is made by the Ministry of Finance, based on reports submitted by the respective Ministers. The settlement of accounts is required by law to be audited annually in detail by the Board of Audit, an organ independent of the Cabinet, and submitted by the Cabinet to the Diet in the following fiscal year.

The following tables set forth information with respect to the General Account, the Special Accounts and the Government Affiliated Agencies for JFY 2004 through JFY 2009, and the budget for JFY 2010.
Summary of Consolidated General and Special Accounts(a)

						JFY 2009
						(Provisional
						results as of
	JFY	JFY	JFY	JFY	JFY	December	JFY 2010
	2004	2005	2006	2007	2008	31, 2009)	Initial Budget
	(in billions)

REVENUES
Total Revenues, General Account	¥88,898	¥89,000	¥84,413	¥84,553	¥89,208	¥107,049	¥92,299
Total Revenues, Special Accounts	419,300	452,141	501,536	395,920	387,740	391,339	381,366
Less: Inter-Account Transactions (b)	229,028	257,939	282,768	233,244	240,977	240,951	246,964

Total Consolidated Revenues	¥279,170	¥283,202	¥303,181	¥247,230	¥235,971	¥257,438	¥226,701

EXPENDITURES
Total Expenditures, General Account	¥84,897	¥85,520	¥81,445	¥81,843	¥84,697	¥106,851	¥92,299
Total Expenditures, Special Accounts	376,033	401,184	450,580	353,283	359,198	359,972	367,074
Less: Inter-Account Transactions (b)	227,609	256,520	281,102	231,611	239,115	238,547	244,307

Total Consolidated Expenditures	¥233,321	¥230,183	¥250,923	¥203,515	¥204,781	¥228,276	¥215,066

Surplus of Consolidated Revenues over Consolidated Expenditures	¥45,849	¥53,019	¥52,258	¥43,715	¥31,190	¥29,162	¥11,635

(a)	Because of the manner in which the government accounts are kept, it is not practicable to show a consolidation of the Government Affiliated Agencies with the General and Special Accounts.

(b)	Inter-Account Transactions include transfers between the General Account and the Special Accounts, transfers between the Special Accounts, and transfers between sub-accounts of the Special Accounts.

Source:	Budget, Ministry of Finance.

General Account

						JFY	JFY
						2009	2010
	JFY	JFY	JFY	JFY	JFY	Revised	Initial
	2004	2005	2006	2007	2008	Budget (a)	Budget
	(in billions)
REVENUES
Tax and Stamp Revenues	¥45,589	¥49,065	¥49,069	¥51,018	¥44,267	¥36,861	¥37,396
Carried-over Surplus	3,207	4,001	3,481	2,967	2,711	—	—
Government Bond Issues	35,490	31,269	27,470	25,382	33,168	53,455	44,303
Income from Operation	17	16	16	16	16	16	16
Gains from Deposition of Assets	403	332	275	294	248	240	826
Miscellaneous Receipts	4,192	4,317	4,102	4,876	8,080	11,986	9,758
Receipt of the Settlement Adjustment Fund	—	—	—	—	718	—	—

Total Revenues	¥88,898	¥89,000	¥84,413	¥84,553	¥89,208	¥102,558	¥92,299

EXPENDITURES
Local Allocation Tax Grants, etc.	¥17,662	¥17,441	¥16,701	¥14,932	¥15,679	¥16,573	¥17,478
National Debt Service	17,515	18,736	18,037	19,290	19,166	19,251	20,649
Social Security	20,286	20,603	20,555	21,141	22,562	28,807	27,269
Public Works	8,236	8,391	7,709	7,257	6,921	8,787	5,773
Education and Science	6,149	5,701	5,331	5,458	5,487	6,316	5,586
National Defense	4,898	4,878	4,817	4,758	4,803	4,820	4,790
Former Military Personnel Pensions	1,136	1,065	992	941	856	787	714
Economic Assistance	880	784	784	787	800	823	582
Food Supply	652	657	610	674	1,051	1,109	1,160
Energy	504	493	471	866	868	996	842
Promotion of SMEs	288	237	240	418	1,074	2,967	191
Transfer to the Industrial Investment Special Account	98	71	48	20	—	—	—
Financial Aid upon Repayment of Public Investments in Connection with the Structural Reform	1,281	1,130	—	—	—	—	—
Miscellaneous	5,312	5,335	5,152	5,301	5,431	11,071	5,197
Contingencies	—	—	—	—	—	250	350
Emergency Stimulus Package	—	—	—	—	—	—	—
Contingencies for Economic Crisis Response and Regional Revitalization (b)	—	—	—	—	—	—	1,000
Refund to the Settlement Adjustment Fund	—	—	—	—	—	—	718

Total Expenditures	¥84,897	¥85,520	¥81,445	¥81,843	¥84,697	¥102,558	¥92,299

Surplus of Revenues over Expenditures	¥4,001	¥3,481	¥2,967	¥2,711	¥4,511	¥—	¥—

(a)	As of the date of this Annual Report on Form 18-K, the provisional results for JFY 2009 General Accounts are not available.

(b)	Newly established effective JFY 2010.

Source:	Budget, Ministry of Finance.

Special Accounts

	JFY		JFY		JFY		JFY		JFY		JFY 2009		JFY 2010
	2004		2005		2006		2007		2008		Revised Budget (a)		Initial Budget
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.
	(in billions)

Fiscal Loan Program Funds (b)	¥60,461	¥56,783	¥47,875	¥43,925	¥70,869	¥68,029	¥39,010	¥36,526	—	—	—	—	—	—
Fiscal Investment and Loan Program (b)	—	—	—	—	—	—	—	—	¥42,834	¥40,457	¥45,858	¥44,500	¥37,189	¥36,197
Government Bonds Consolidation Fund	193,632	164,200	223,650	189,143	256,326	221,424	205,113	176,778	194,752	178,284	182,107	170,107	189,528	177,528
Foreign Exchange Fund	2,253	27	3,015	50	3,911	379	4,553	627	3,925	549	3,420	1,643	2,696	2,034
Local Allocation and Local Transfer Tax	69,875	68,108	72,876	70,840	74,822	72,795	51,366	50,214	51,207	50,577	52,042	51,830	53,665	53,462
Measures for Petroleum and the Advancement of Energy Demand and Supply Structure (c)	2,311	1,805	2,670	2,232	2,266	1,971	—	—	—	—	—	—	—	—
Measure for Energy (c)	—	—	—	—	—	—	2,764	2,402	2,673	2,382	2,504	2,504	2,376	2,376
Welfare Insurances (d)	42,651	42,277	52,593	51,447	45,383	44,117	—	—	—	—	—	—	—	—
Seamen’s Insurances	72	67	71	64	69	63	68	63	67	63	54	54	—	—
National Advanced Medical Center (e)	150	148	165	164	197	184	160	145	170	152	189	189	—	—
National Pensions (d)	23,313	21,917	24,994	23,668	25,240	23,904	—	—	—	—	—	—	—	—
Pensions (d)	—	—	—	—	—	—	71,863	69,731	72,520	70,305	76,549	76,403	79,070	78,962
Foodstuff Control (f)	2,490	2,477	2,337	2,326	2,291	2,264	—	—	—	—	—	—	—	—
Stable Supply of Foodstuff (f)	—	—	—	—	—	—	2,617	2,542	2,739	2,642	3,660	3,632	3,044	3,029
Agricultural Mutual Aid Reinsurance	116	88	107	50	109	62	107	47	93	43	119	109	112	104
National Forest Service	535	530	543	528	427	413	472	473	459	451	487	487	450	450
National Land Improvement (g)	530	512	591	563	521	487	575	481	—	—	—	—	—	—
Trade Reinsurance	365	24	574	6	787	5	853	56	219	65	212	212	201	201
Compensation Reinsurance for Motor Vehicle Damages (h)	544	474	286	219	168	104	140	72	—	—	—	—	—	—
Automobile Safety (h)	—	—	—	—	—	—	—	—	144	72	130	71	123	64
Infrastructure Development (i)	—	—	—	—	—	—	—	—	7,220	6,039	5,762	5,762	3,627	3,627
Harbor Improvement (i)	426	409	409	385	374	339	360	319	—	—	—	—	—	—
Airport Improvement (i)	528	461	534	442	578	464	663	555	—	—	—	—	—	—
Labor Insurance	8,170	6,809	8,907	7,066	8,984	7,110	7,849	6,542	7,935	6,753	7,884	7,657	8,717	8,668
Road Construction and Improvement (i)	5,459	4,702	4,979	4,117	4,787	3,877	4,595	3,812	—	—	—	—	—	—
Others	5,420	4,214	4,963	3,949	3,427	2,588	2,791	1,897	782	363	695	443	568	372

Total Revenues and Expenditures (j)	¥419,300	¥376,033	¥452,141	¥401,184	¥501,536	¥450,580	¥395,920	¥353,283	¥387,740	¥359,198	¥381,673	¥365,605	¥381,366	¥367,074

(a)	As of the date of this Annual Report on Form 18-K, details for the provisional results for JFY 2009 Special Accounts are not available.

(b)	The account was combined with certain miscellaneous account under the new account name of “Fiscal Investment and Loan Program” effective JFY 2008.

(c)	The account of “Measures for Petroleum and the Advancement of Energy Demand and Supply Structure” was incorporated in the newly established account of “Measures for Energy” effective JFY 2007.

(d)	The accounts of “Welfare Insurance” and “National Pensions” have been combined under the new account name of “Pensions” effective JFY 2007.

(e)	Account abolished as of March 31, 2010.

(f)	The account of “Foodstuff Control” was combined with certain miscellaneous accounts under the new account name of “Stable Supply of Foodstuff” effective JFY 2007.

(g)	Account abolished effective JFY 2008.

(h)	The account of “Compensation Reinsurance for Motor Vehicle Damages” was combined with certain miscellaneous accounts under the new account name of “Automobile Safety” effective JFY 2008.

(i)	The accounts were combined under the new account name of “Infrastructure Development” effective JFY 2008.

(j)	Without adjustment for inter-account transactions. Total Revenues and Expenditures may differ from the actual totals of the listed accounts due to rounding.

Source:	Budget, Ministry of Finance.

Government Affiliated Agencies

											JFY 2009
	JFY		JFY		JFY		JFY		JFY		Revised		JFY 2010
	2004		2005		2006		2007		2008		Budget (a)		Budget
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.
	(in billions)
Total	¥5,066	¥4,563	¥4,710	¥4,103	¥4,503	¥3,793	¥2,604	¥2,065	¥1,825	¥1,785	¥2,168	¥2,607	¥2,200	¥3,135

(a)	As of the date of this Annual Report on Form 18-K, the JFY 2009 provisional results are not available.

Source:	Budget, Ministry of Finance.

Tax Structure
The central government derives tax revenues (including stamp revenues) through taxes on income, consumption and property, etc. The taxes on income, consumption and property (including stamp revenues, etc.) account for 50.3%, 43.9% and 5.8%, respectively, of the total central government taxes and stamp revenues in the JFY 2010 budget.
The individual national income tax is progressive, with rates currently ranging from 5% to 40% of taxable income, and the local taxes are a 10% single rate. Interest income is generally taxed at the rate of 20%, including both national and local taxes, separately from other types of income, and subject to certain exemptions. The corporate tax is based on a rate of 30% except that, for small and medium corporations, the first ¥8 million of income is taxed at 18%. In addition, individuals and corporations are subject to local income taxation.
In JFY 2010, the Japanese government implemented various tax measures. In the JFY 2010 tax reform, the new government’s viewpoint of tax reform, new framework for tax reform, and direction of reform regarding major tax issues were decided. And the first step of the reform toward the drastic tax reform, a wide-ranging reform was made as a package including abolition of deduction for dependents (up to 15 years old) (¥380,000) while creating child allowances from the perspective of “the shift from income deduction to allowances” and raise tobacco tax rate to ¥1.75/piece (¥3.5/piece totaled with local taxes).
Fiscal Investment and Loan Program (“Zaito”)
The Fiscal Investment and Loan Program is formulated at the same pace as the General Account budget. The plan details the allocation of public funds to various special accounts, government affiliated agencies, local governments, public corporations and other public institutions.
The Fiscal Investment and Loan Program system was fundamentally changed on April 1, 2001 from a scheme with compulsory deposit of Postal Savings and Pension Reserves into a fund-raising scheme to raise in the financial markets only the necessary amount of funds for Fiscal Investment and Loan Program agencies’ projects.
Under the Zaito plan, funds are lent to government-related entities such as public corporations, government affiliated agencies, special accounts and local governments. The total funds allocated under the initial plan for JFY 2010 is ¥18,357 billion. The sources of funds for the plan in JFY 2010 are the Fiscal Loans (¥13,506 billion), the Industrial Investments (¥97 billion), Government-Guaranteed domestic bonds (¥4,174 billion) and Government-Guaranteed foreign bonds (¥580 billion).
The following table shows the uses of funds allocated under the initial plan for the periods indicated.

	JFY	JFY	JFY	JFY	JFY
	2006	2007	2008	2009	2010
	(in billions)

Housing	¥910	¥956	¥862	¥686	¥604
Living Environment	3,551	2,839	2,745	2,937	3,128
Social Welfare	680	587	557	541	506
Education	823	810	873	861	1,135
Small and Medium-sized Businesses	3,351	3,000	2,934	4,227	5,673
Agriculture, Forestry and Fisheries	412	403	368	425	404
National Land Preservation and Reconstruction in the Event of Disaster	355	345	247	262	243
Road Construction	2,935	3,164	2,967	2,490	2,426
Transportation and Communications	349	385	406	451	436
Regional Development	329	392	401	424	441
Industry/Technology	222	251	323	1,310	1,907
Trade/Economic Cooperation	1,089	1,030	1,186	1,249	1,454

Total	¥15,005	¥14,162	¥13,869	¥15,863	¥18,357

DEBT RECORD
There has been no default in the payment of interest or principal of any internal Japanese government obligation since the establishment of the modern Japanese state in 1868 or of any external Japanese government obligation within a period of 20 years prior hereto.
JAPAN PUBLIC DEBT
The following table summarizes, as of the dates indicated, the outstanding direct internal and external funded and floating debt of Japan. The term “floating debt” is used herein to mean all debt with maturities of one year or less from the date of issue. All other debt is classified as “funded debt.” Detailed debt tables are presented below.
Japan’s fiscal conditions are extremely severe, with outstanding government bonds expected to reach nearly 637 trillion yen at the end of JFY 2010. The amount of public bonds issued by the Japanese government as a percentage of its general account total revenues was 52.1% under the second revised budget for JFY 2009 and 48.0% under the initial budget for JFY 2010. The government endorsed “Fiscal Management Strategy” on June 22, 2010. In its strategy, the government made a commitment that central government primary spending (General Account expenditures excluding debt and interest payment) will not exceed the JFY 2010 level over the next three years and will make every effort to ensure that the amount of new government bond issuances in JFY 2011 does not exceed such amount in JFY 2010 (around ¥44 trillion). Moreover, the government developed the fiscal consolidation targets, which were (i) to halve the primary deficit (of both central and local governments) in percent of GDP by JFY 2015 at latest, (ii) to achieve a primary surplus (of both central and local governments) by JFY 2020 at latest, and (iii) to achieve stable reduction in the amount of public debt relative to GDP from JFY 2021.
Summary of Japan’s Public Debt

	Funded		Floating
At the end of JFY	Internal	External	Internal
	(in billions)	(in thousands)	(in billions)
2005	¥623,132	—	¥204,348
2006	635,639	—	198,740
2007	671,148	—	178,091
2008	669,810	—	176,687
2009	696,190	—	186,733
As of March 31, 2010, Japan had guaranteed payment of principal and interest of various internal yen obligations in the aggregate principal amount of ¥42,852 billion and of various external obligations aggregating the equivalent of ¥4,026 billion.
The following table sets forth the aggregate annual payments of principal in respect of the direct internal funded debt of Japan outstanding as of March 31, 2010 for the periods indicated.
Principal Payments on Direct Funded Debt of Japan

JFY	Internal
(in billions)
2011	¥178,479
2012	97,892
2013	62,719
2014	72,905
2015 to 2049	411,055
Total	¥823,051

INTERNAL DEBT
Direct Debt of the Japanese Government
Funded Debt

			Principal
			Amounts
			Outstanding as
			of March 31,
	Year of		2010
Title and Interest Rate	Issue	Year of Maturity	(in millions)
1. Bonds
Interest-Bearing Treasury Bond — 40 years, 2 Series (2.2-2.4%)	2007-2010	2048-2049	¥1,954,300
Interest-Bearing Treasury Bond — 30 years, 32 Series (1.1-2.9%)	1999-2010	2029-2040	22,634,528
Interest-Bearing Treasury Bond — 20 years, 104 Series (0.8-7.3%)	1990-2010	2010-2030	100,679,413
Interest-Bearing Treasury Bond — 15 years, 41 Series (variable rate)	2000-2008	2015-2023	40,573,500
Interest-Bearing Treasury Bond — 10 years, 86 Series (0.5-2.0%)	2000-2010	2010-2020	286,434,181
Interest-Bearing Treasury Bond for Individual Investors — 10 years, 29 Series (variable rate)	2003-2010	2013-2020	15,385,424
Inflation-Indexed Bonds —10 years, 16 Series (0.5-1.4%)	2004-2008	2014-2018	5,767,378
Interest-Bearing Treasury Bond — 5 years, 42 Series (0.5-1.5%)	2005-2010	2010-2015	134,899,184
Interest-Bearing Treasury Bond for Individual Investors — 5 years, 17 Series (0.44-1.5%)	2006-2010	2011-2015	11,789,665
Interest-Bearing Treasury Bond — 2 years, 24 Series (0.2-0.9%)	2008-2010	2010-2012	52,455,373
6% Bereaved Family Treasury Bond, 9 Series	2001-2009	2010-2018	6
6% Repatriation Treasury Bond, 8 Series	2000-2007	2010-2017	0
Non-interest Special Benefit Treasury Bond, 1 Series	2003	2013	1
Non-interest Repatriation Special Benefit Treasury Bond, 8 Series	2000-2007	2010-2017	0
Non-interest Special Benefit Treasury Bond IV, 2 Series	2003-2006	2013-2016	13
Non-interest Special Benefit Treasury Bond X, 3 Series	2000-2006	2010-2016	146
Non-interest Special Benefit Treasury Bond XIII, 1 Series	2006	2011	322
Non-interest Special Benefit Treasury Bond XVI, 1 Series	2005	2010	0
Non-interest Special Benefit Treasury Bond XVII, 8 Series	2000-2007	2010-2017	1,830
Non-interest Special Benefit Treasury Bond XXII, 5 Series	2003-2009	2013-2019	128,253
Non-interest Special Benefit Treasury Bond XXIII, 1 Series	2006	2016	9,819
Non-interest Special Benefit Treasury Bond XXIV, 1 Series	2008	2012	58
Non-interest Treasury Bond for Special Condolence VIII, 1 Series	2005	2015	303,384
Non-interest Treasury Bond for Special Condolence IX, 1 Series	2009	2015	5,740

Total Bonds			¥673,022,521

2. Borrowings
Former Temporary Military Expenditure(a)	1943-1945		¥41,422
Former Japanese National Railways Settlement Corporation	1991	2010-2011	1,920
Former Japanese National Railways	1987	2011	841,655
Allotment of Local Allocation and Local Transfer Tax	2007	2037	15,764,800
Former Government-Operated Land Improvement Project	2008	2010-2029	405,134
Japan Expressway Holding and Debt Repayment Agency	2009	2010-2023	1,349,586
SA for Consolidation of Specific National Properties (1.1%)	1988	2013	2,402
SA for Energy Policy (1.1-1.9%)	2004-2010	2017-2022	182,822
SA for National Center for Advanced and Specialized Medical Care (0.5-7.9%)	1985-2010	2010-2035	172,821
SA for Stable Food Supply(1.2-1.3%)	2009-2010	2022-2023	34,524
SA for National Forest Service (0.332-3.4%)	1996-2010	2010-2033	1,279,313
SA for Social Infrastructures Improvement (0.0-6.6%)	1991-2010	2010-2040	1,015,722

Total Borrowings			¥21,092,119

Total Direct Internal Funded Debt			¥694,114,640

(a)
Represents borrowings by the government from special corporations of currencies of areas under Japanese control during World War II. The maturity of such borrowings and other matters relating to such borrowings remain undetermined.

Floating Debt

			Principal Amounts
			Outstanding as of
			March 31, 2010
Title	Interest	Year of Maturity	(in millions)
1. Bonds
Treasury Discount Bills
Treasury Financing Bills	Non-interest bearing		¥0
Food Financing Bills	Non-interest bearing	2010	352,000
Foreign Exchange Fund Financing Bills	Non-interest bearing	2010	104,535,400
Fiscal Loan Fund Financing Bills	Non-interest bearing		0
Petroleum Financing Bills	Non-interest bearing	2010	1,140,700
Treasury Bills, 18 Series	Non-interest bearing	2010-2011	43,624,010
Note in Substitution for Currency of the International Monetary Fund	Non-interest bearing	Payable on demand	1,549,189
Note in Substitution for Currency of the Global Environment Facility Trust Fund of the International Bank for Reconstruction and Development	Non-interest bearing	Payable on demand	19,282
Note in Substitution for Currency of the International Development Association	Non-interest bearing	Payable on demand	46,667
Note in Substitution for Currency of the Asian Development Bank	Non-interest bearing	Payable on demand	—
Note for Contribution to the Special Funds of the Asian Development Bank	Non-interest bearing	Payable on demand	96,511
Note in Substitution for Currency of the African Development Fund	Non-interest bearing	Payable on demand	44,996
Note in Substitution for Currency of the Multilateral Investment Fund of the Inter-American Development Bank	Non-interest bearing	Payable on demand	4,150
Note in Substitution for Currency of the International Fund for Agricultural Development	Non-interest bearing	Payable on demand	4,097
Note in Substitution for Currency of the African Development Bank	Non-interest bearing	Payable on demand	—
Note in Substitution for Currency of the Multilateral Investment Guarantee Agency	Non-interest bearing	Payable on demand	721
Note in Substitution for Currency of the Common Fund for Commodities (First Account)	Non-interest bearing	Payable on demand	1,523
Note in Substitution for Currency of the Common Fund for Commodities (Second Account)	Non-interest bearing	Payable on demand	—
Note in Substitution for Currency of the European Bank for Reconstruction and Development	Non-interest bearing	Payable on demand	—

Total Bonds			¥151,419,246

2. Borrowings
Special Account for Local Allocation Tax	0.122-0.6%	2010	¥33,617,295
Special Account for Pension	0.6%	2010	1,479,228
Special Account for Energy Policy	0.191%	2010	217,700

Total Borrowings			¥35,314,224
Total Direct Internal Floating Debt			¥186,733,470

Total Direct Internal Debt			¥880,848,109

Debt Guaranteed by the Japanese Government

				Principal Amounts
				Outstanding as of
				March 31, 2010
Title	Interest	Year of Issue	Year of Maturity	(in millions)
1. Bonds Issued by Government-Affiliated Corporations

Japan Finance Corporation	0.20-1.90%	2000-2010	2010-2019	¥2,116,000
Deposit Insurance Corporation of Japan	0.10-1.50%	2003-2010	2010-2014	3,950,000
Banks’ Shareholdings Purchase Corporation	1.20-1.30%	2006	2010	100,000
Urban Renaissance Agency	0.40-1.30%	2006-2009	2010-2013	1,100,000
Japan Expressway Holding and Debt Repayment Agency	0.50-2.70%	2000-2010	2010-2049	16,984,455
Japan Housing Finance Agency	0.20-1.90%	2000-2010	2010-2013	806,600
Electric Power Development Co., Ltd.	1.40-1.90%	2000-2001	2010-2011	155,000
Kansai International Airport Co., Ltd.	0.50-2.40%	2000-2010	2010-2028	392,030
Narita International Airport Corporation	0.60-1.60%	2002-2006	2012-2016	86,563
East Nippon Expressway Co., Ltd.	1.30-2.00%	2005-2009	2015-2019	260,000
Metropolitan Expressway Co., Ltd.	1.30-1.80%	2006-2010	2016-2020	88,300
Central Nippon Expressway Co., Ltd.	1.20-2.00%	2006-2009	2016-2019	370,000
West Nippon Expressway Co., Ltd.	1.30-1.90%	2005-2010	2015-2020	290,400
Hanshin Expressway Co., Ltd.	1.30-1.70%	2006-2010	2016-2020	40,500
Development Bank of Japan	0.80-2.20%	2000-2010	2010-2024	1,153,000
Organization for Promoting Urban Development	0.80-1.90%	2000-2005	2010-2015	3,705
Central Japan International Airport Co., Ltd.	0.60-1.50%	2001-2010	2011-2020	203,140
Japan Finance Organization for Municipalities	0.50-2.20%	2000-2010	2010-2022	10,963,620

Total				¥39,063,314

2. Borrowings of Government-Affiliated Corporations

Deposit Insurance Corporation of Japan	0.123-0.317%	2009-2010	2010-2011	¥1,534,700
Banks’ Shareholdings Purchase Corporation	0.135-0.194%	2009-2010	2010-2011	250,000
Enterprise Turnaround Initiative Corporation of Japan	0.131%	2010	2010	355,000
Incorporated Administrative Agency—Farmers Pension Fund	0.715-1.664%	2006-2010	2011-2015	385,480
Incorporated Administrative Agency—Agriculture, Forestry and Fisheries Credit Foundations	0.940-1.343%	2006-2009	2010-2013	14,166
Japan Railway Construction, Transport and Technology Agency	0.129-0.525%	2009-2010	2010-2011	62,610
Organization for Environment Improvement around Airport	1.070%	2009	2013	184
Japan Oil, Gas and Metals National Corporation	0.247-1.093%	2007-2010	2010-2014	953,468
Environmental Restoration and Conservation Agency of Japan	0.407-1.040%	2008-2010	2011-2013	14,800
Life Insurance Policyholders Protection Corporation of Japan	0.688-0.939%	2005-2009	2010-2011	34,840
Japan Environmental Safety Corporation	0.757-1.621%	2006-2010	2010-2014	124,900
Organization for Promoting Urban Development	0.360-0.914%	2007-2010	2010-2011	58,500

Total				¥3,788,648

Total Internal Debt Guaranteed by the Japanese Government				¥42,851,962

EXTERNAL DEBT
Debt Guaranteed by the Japanese Government

				Principal Amounts
				Outstanding as of
				March 31, 2010
	Interest	Year of Loan	Year of Maturity	(in thousands)

Japan Finance Corporation	2.000-5.250%	2004-2010	2010-2016		$14,150,000
	4.125-4.500%	2003-2004	2010-2014		€1,550,000
	2.125%	2006	2012	SFr	250,000
	1.100%	2004	2011		¥40,000,000
	4.780%	2005	2010	THB	3,000,000
Japan Expressway Holding and Debt Repayment Agency	4.500-4.625%	2003-2005	2010-2013		$1,150,000
Development Bank of Japan	4.250-6.875%	1999-2009	2011-2017		$2,700,000
	4.750-5.625%	2001-2007	2011-2027		€1,450,000
	1.050-2.300%	1998-2007	2010-2028		¥605,000,000
Electric Power Development Co., Ltd.	1.800%	2000	2010		¥38,000,000
Japan Finance Organization for Municipalities	4.625-5.875%	2001-2007	2011-2017		$3,200,000
	5.750%	1999	2019		£150,000
	4.500%	2004	2014		€900,000
	1.350-2.000%	2002-2008	2012-2018		¥525,000,000
Tokyo Metropolitan Government	6.125%	2001	2011		$170,000

Totals by currency					$21,370,000
				SFr	250,000
					£150,000
					€3,900,000
					¥1,208,000,000
				THB	3,000,000

SUBSCRIPTIONS TO INTERNATIONAL FINANCIAL ORGANIZATIONS
The following table sets forth information relating to Japan’s obligations to contribute to the capital and financing requirements of international financing organizations in which it participates as of March 31, 2009.

Organization	Subscription Amount
	(in millions)
International Monetary Fund	$19,904	(a)
International Bank for Reconstruction and Development	15,321	(b)
International Development Association	38,777	(c)
International Finance Corporation	141	(d)
Multilateral Investment Guarantee Agency	97	(e)
International Fund for Agricultural Development	342	(f)
Asian Development Bank	8,625	(g)
African Development Bank	1,872	(h)
African Development Fund	3,445	(i)
European Bank for Reconstruction and Development	2,454	(j)
Inter-American Development Bank	5,050	(k)
Inter-American Investment Corporation	24	(l)
Multilateral Investment Fund	570	(m)

(a)	Equivalent of SDR13,312.8 million as of March 31, 2009.

(b)	As stated in IBRD Financial Statements as of June 30, 2009.

(c)	As stated in IDA Financial Statements as of June 30, 2009.

(d)	As stated in IFC Financial Statements as of June 30, 2009.

(e)	As stated in MIGA Financial Statements as of June 30, 2009.

(f)	As stated in IFAD Financial Statements as of December 31, 2009.

(g)	As stated in ADB Financial Statements as of December 31, 2009.

(h)	As stated in AfDB Financial Statements as of December 31, 2009. Equivalent of UA 1,194 million.

(i)	As stated in AfDF Financial Statements as of December 31, 2009. Equivalent of UA 2,197 million.

(j)	As stated in EBRD Financial Statements as of December 31, 2009. Equivalent of €1,704 million.

(k)	As stated in IDB Financial Statements as of December 31, 2009.

(l)	As stated in IIC Financial Statements as of December 31, 2009.

(m)	As stated in MIF Financial Statements as of December 31, 2009.